EXHIBIT 4.4(b)


                       FORM OF OPINION OF SPECIAL COUNSEL
                                TO THE PURCHASERS



      The opinion of Gardner, Carton & Douglas, special counsel to the Purchasers, shall be to the effect that:

      1. The Company is a corporation organized and validly existing in good standing under the laws of its jurisdiction of incorporation, with all requisite corporate power and authority to enter into the Agreement and to issue and sell the Notes.

      2. The Agreement and the Notes have been duly authorized by proper corporate action on the part of the Company, have been duly executed and delivered by an authorized officer of the Company, and constitute the legal, valid and binding agreements of the Company, enforceable in accordance with their terms, except to the extent that enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application relating to or affecting the enforcement of the rights of creditors or by equitable principles, regardless of whether enforcement is sought in a proceeding in equity or at law.

      3. The Subsidiary Guaranty is enforceable against each Subsidiary Guarantor in accordance with its terms, except to the extent that enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application relating to or affecting the enforcement of the rights of creditors or by equitable principles, regardless of whether enforcement is sought in a proceeding in equity or at law.

      4. Based upon the representations set forth in the Agreement, the offering, sale and delivery of the Notes and the issuance and delivery of the Subsidiary Guaranty do not require the registration of the Notes or the Subsidiary Guaranty under the Securities Act of 1933, as amended, nor the qualification of an indenture under the Trust Indenture Act of 1939, as amended.

      5. The issuance and sale of the Notes and compliance with the terms and provisions of the Notes and the Agreement will not conflict with or result in any breach of any of the provisions of the certificate of incorporation or by-laws of the Company.

      6. No approval, consent or withholding of objection on the part of, or filing, registration or qualification with, any governmental body, federal or state, is necessary in connection with the execution and delivery of the Note Purchase Agreement or the Notes or the execution and delivery of the Subsidiary Guaranty.

                                 Exhibit 4.4(b)
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Gardner Carton & Douglas may rely, as to matters of Texas law and as to the due organization and corporate power of each Subsidiary Guarantor, the due execution and delivery by each Subsidiary Guarantor of the Subsidiary Guaranty and the binding nature of the Subsidiary Guaranty on each Subsidiary Guarantor, upon the opinion of Snell & Smith. The opinion of Gardner, Carton & Douglas shall state that such opinion is satisfactory in form and scope to Gardner, Carton & Douglas, and, in its opinion, the Purchasers and it are justified in relying thereon and shall cover such other matters relating to the sale of the Notes as the Purchasers may reasonably request.

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                                 Exhibit 4.4(b)